Exhibit 10.1
THIRD AMENDMENT TO AMENDED AND RESTATED LOAN
AGREEMENT AND PROMISSORY NOTES
     This THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT AND PROMISSORY NOTES (the “Amendment”), executed to be effective as of June 29, 2006 (the “Closing Date”) is entered into by and among Horizon Vessels, Inc., a Delaware corporation, Horizon Offshore, Inc., a Delaware corporation, and Horizon Offshore Contractors, Inc., a Delaware corporation (referred to, jointly and severally, as the “Borrower”) and General Electric Capital Corporation, a Delaware corporation, successor-in-interest to SouthTrust Bank (the “Bank”). All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Loan Agreement (as hereinafter defined).
     WHEREAS, the Borrower and the Bank are parties to that certain Amended and Restated Loan Agreement dated as of June 29, 2001 (as amended by that certain First Amendment to Amended and Restated Loan Agreement dated November 4, 2004 and that certain Second Amendment to Amended and Restated Loan Agreement dated March 31, 2005, the “Loan Agreement”), wherein Borrower obtained a single advance term loan in the original principal amount of $6,000,000 (the “$6,000,000 Loan”) and a single advance term loan in the amount of $1,680,000 (the “$1,680,000 Loan”, together with the $6,000,000 Loan, the “Loans”). In connection with the Loans, Borrower executed certain instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans including but not limited to the following (collectively, the “Loan Documents”):
     (1) the real estate promissory note (the “June 2001 Note”) dated June 29, 2001, in the original principal amount of $6,000,000.00, executed by the Borrower and payable to the order of SouthTrust Bank, predecessor-in-interest to the Bank, bearing interest and due and payable as therein provided;
     (2) the real estate promissory note (the “August 2001 Note” together with the June 2001 Note, the “Notes”) dated August 31, 2001, in the original principal amount of $1,680,000.00, executed by the Borrower and payable to the order of SouthTrust Bank, predecessor-in-interest to the Bank, bearing interest and due and payable as therein provided;
     (3) the deed of trust (with security agreement, assignment of leases, assignment of rents, and financing statement) (the “June 2001 Deed of Trust”) dated June 29, 2001, executed by the Borrower, for the benefit of SouthTrust Bank, predecessor-in-interest to Bank, securing the $6,000,000 Loan; and
     (4) the deed of trust (with security agreement, assignment of leases, assignment of rents, and financing statement) (the “August 2001 Deed of Trust”) dated August 31, 2001, executed by the Borrower, for the benefit of SouthTrust Bank, predecessor-in-interest to Bank, securing the $1,680,000 Loan.
     WHEREAS, Borrower has requested that the Bank (i) extend the maturity date of the Notes and (ii) amend the Loan Agreement and the Notes in accordance with the terms and conditions described herein, and

     WHEREAS, the Bank has agreed to do so, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Loan Agreement. The Loan Agreement is hereby amended as follows:
     (a) Annex I attached hereto is hereby added to the end of the Loan Agreement as Annex I and the terms and provisions contained in Annex I are incorporated by reference into the Loan Agreement as if fully set forth therein.
     (b) Section 5 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:
     “5. Affirmative Covenants. Until (i) the Notes and other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless the Bank shall otherwise consent in writing:
     (a) Maintenance of Corporate Existence. Preserve and maintain (a) its legal existence and good standing under the laws of the jurisdiction of its incorporation or organization and (b) its rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.
     (b) Compliance with Laws, Etc. Comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (c) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.
     (d) Maintenance of Property. Maintain and preserve (a) in all material respects in good working order and condition the Collateral and all other of its property reasonably necessary in the conduct of its business in each case, ordinary wear and tear excepted, and (b) all material rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities.
     (e) Maintenance of Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed necessary or otherwise required by Bank. With respect to the insurance policy for the Port Arthur Property (as described in the Deeds of Trust) General Electric Capital Corporation shall be named as additional insured and loss payee.
     (f) Keeping of Books. Keep proper Books and Records, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of the Borrower.
     (g) Access to Books and Property. Borrower shall, with respect to the Collateral, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Bank shall have access at any and all times): (a) provide access to such property to Bank and any of its Related Persons, as frequently as Bank determines to be appropriate, (b) permit Bank and any of its Related Persons to inspect, audit and make extracts and copies from all of Borrower’s Books and Records and (c) permit Bank to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Bank considers advisable, and Borrower agrees to render to Bank, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.
     (h) Environmental Compliance. The Borrower will comply with and will use its best efforts to cause its agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Borrower) to so comply with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the properties owned or operated by the Borrower. The Borrower will use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Materials on or about the properties owned or operated by the Borrower.
     (i) Environmental Indemnification.
     (i) The Borrower hereby agrees to indemnify and hold the Indemnitees harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against any Indemnitee with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the properties owned or operated by the Borrower of any Hazardous Material, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, whether or not caused by or within the control of the Borrower.
     (ii) It is the parties’ understanding that neither the Bank nor any Related Party (collectively, the “Indemnitee”) does now, has never and does not intend in the future to exercise any operational control or maintenance over the properties owned or operated by the Borrower, nor has the Bank in the past, presently, or intends in the future to, maintain an ownership interest in the properties owned or operated by the Borrower except as may arise upon enforcement of the Bank’s rights under this Amendment or the other Loan Documents.
     (iii) Should, however, the Bank or any other Indemnitee hereafter exercise any ownership interest in or operational control over the properties owned or operated by the Borrower, e.g., including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Bank or other Indemnitee subsequent to exercising such interest or operational control, to the extent such action or inaction by the Bank or other Indemnitee is admitted by the Bank or other Indemnitee or is found by a court of competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the properties owned or operated by the Borrower of any Hazardous Material.
     (j) Further Assurances. At any time and from time to time, upon the written request of Bank and at the sole expense of Borrower, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Bank may reasonably deem necessary or advisable (a) to obtain the full benefits of the Loan Agreement and the other Loan Documents, (b) to protect, preserve, maintain and enforce Bank’s rights in (and the priority of Bank’s Lien on) any Collateral or (c) to enable Bank to exercise all or any of the rights, remedies and powers granted herein or in any other Loan Document.
     (c) Section 6 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:
     “Section 6. Negative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Bank:

     (a) Indebtedness. Cancel any debt owing to it or create, incur, assume or permit to exist any Indebtedness, except:
     (i) the Loans;
     (ii) accounts payable and accrued liabilities incurred in the ordinary course of business;
     (iii) letters of credit, performance and bid bonds obtained by Borrower and its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed USD $40,000,000;
     (iv) supersedas bonds obtained by Borrower and its Subsidiaries in the ordinary course of their business;
     (v) purchase money indebtedness in connection with capital expenditures permitted by Section 6(o); and
     (vi) Indebtedness listed on Schedule 6(a) attached hereto and made a part hereof.
     (b) Liens. Incur, maintain or otherwise suffer to exist any Lien upon or with respect to the Collateral, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for Permitted Liens.
     (c) Investments; Fundamental Changes. Form any Subsidiary, merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in or, except as provided in Section 6(g) below, loan or advance to, any Person.
     (d) Asset Sales. Sell any of its assets or properties, including its accounts or any shares of its Stock or engage in any sale-leaseback, synthetic lease or similar transaction except in the ordinary course of its business.
     (e) Restricted Payments. Make or permit any Restricted Payment.
     (f) Changes in Nature of Business. Make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect, or engage in any business other than that presently engaged in or proposed to be engaged in the Projections delivered to Bank.
     (g) Transactions with Affiliates. Enter into any lending, borrowing or other commercial transaction, other than bareboat charters of vessels to Affiliates in the ordinary course of business, with any of its employees, directors, Affiliates (including upstreaming and downstreaming of cash and intercompany advances and payments by a Borrower on behalf of another Borrower other than loans or advances to employees in the ordinary course of business) except on terms no less favorable to the Borrower than the Borrower could obtain in an arms-length transaction with a Person not affiliated with the Borrower.
     (h) Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. Incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of any Subsidiary of Borrower to make Restricted Payments to, or investments in, or repay Indebtedness or otherwise sell property to, Borrower, except, pursuant to the Loan Documents.
     (i) Modification of Certain Documents. Amend, waive, or otherwise modify its charter or by-laws or other organizational documents in a manner which will have a Material Adverse Effect on Borrower.
     (j) Accounting Changes; Fiscal Year. Change its (a) accounting treatment or reporting practices, except as allowed by GAAP or any Requirement of Law, or (b) its Fiscal Year or its method for determining Fiscal Quarters or Fiscal Months.
     (k) Changes to Name, Locations, Etc. Change (i) its name, chief executive office, corporate offices from those set forth on Schedule 6(k), (ii) location of its records concerning the Collateral from those locations set forth on Schedule 6(k), (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) its state of incorporation or organization from that set forth on Schedule 6(k).
     (l) Margin Regulations. Borrower shall not use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
     (m) Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in liabilities in excess of the Threshold Amount. Borrower shall not cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.
     (n) Hazardous Materials. Borrower shall not cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by Borrower that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
     (o) Capital Expenditures. Capital Expenditures may only be made for the purpose of the acquisition or upgrading of marine construction vessels and the acquisition of equipment and accessories related to such vessels, or other equipment in the ordinary course of Borrower’s business.”
     (d) Section 7 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:
     “Section 7. Financial Covenants. Unless otherwise specified, all accounting and financial terms and covenants set forth in this Loan Agreement are to be determined accordingly to GAAP, consistently applied. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Horizon Offshore will maintain the following financial covenants:
     (a) Fixed Charge Coverage Ratio. Horizon Offshore shall have at the end of the Fiscal Quarter ending June 30, 2006, and at the end of each Fiscal Quarter thereafter, a Fixed Charge Coverage Ratio of not less than 1.33: 1 for each such period then ended.
     (b) Tangible Net Worth. Horizon Offshore shall not permit Tangible Net Worth at the end of any Fiscal Quarter of Horizon Offshore to be less than the sum of (i) USD $140,000,000 plus (ii) 50% of (A) the amount of net proceeds received by the Horizon Offshore from any future public or private sales of the common stock after the date of the Loan Agreement, and (B) to the extent not already included, the amount of other increases in shareholder equity occurring after the date of this Amendment.
     (c) Current Ratio. Horizon Offshore shall not permit the Current Ratio to be less than 1.1 to 1 at the end of any Fiscal Quarter of Horizon Offshore.
     (d) Working Capital. Horizon Offshore shall not permit Working Capital to be less than USD $3,000,000 at the end of any Fiscal Quarter of the Horizon Offshore.
     (e) Debt Ratio. Horizon Offshore shall not permit the Debt Ratio to be greater than 55% at the end of any Fiscal Quarter of the Horizon Offshore.”
     (e) Section 8 of the Loan Agreement is hereby deleted and the following is substituted therefor:
     “Section 8. Reporting Requirements. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will, unless Bank shall otherwise in writing, furnish to Bank the following:
     (a) Financial Statements and Monthly Accounts Payable Aging Report. Borrower shall deliver to Bank:
     (i) Quarterly Reports. Within 45 days following the end of each Fiscal Quarter, the Horizon Offshore’s consolidated Financial Statements for such Fiscal Quarter prepared in accordance with GAAP, which shall provide comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a quarterly and year-to-date basis.
     (ii) Annual Reports. Within 90 days following the close of each Fiscal Year, the Financial Statements for such Fiscal Year certified without qualification by an independent certified accounting firm acceptable to Bank, which shall provide comparisons to the prior Fiscal Year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, and (ii) any management letter that may be issued.
     (iii) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a Compliance Certificate in the form of Exhibit “C” attached hereto duly executed by a Responsible Officer of Horizon Offshore that, among other things, (i) demonstrates compliance with each financial covenant contained in Section 7 that is tested at least on a quarterly basis and (ii) states that the Financial Statements are complete and correct and that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that Horizon Offshore proposes to take with respect thereto.
     (iv) Projections. Prior to December 31st of each Fiscal Year, the Projections, which will be prepared by Horizon Offshore in good faith, with care and diligence, and using assumptions that are reasonable under the circumstances at the time such Projections are delivered to Bank and disclosed therein when delivered.
     (v) Monthly Accounts Payable Aging Report. Within fifteen (15) days following the end of each calendar month, a list of all outstanding accounts payable of Borrower and any Subsidiaries of the Borrower showing the vendor, supplier or servicer, the amount due and the aging of such accounts payables.
     (b) Periodic Reporting. Borrower shall deliver to Bank on each anniversary of the Closing Date and from time to time at Bank’s request, a report by a reputable insurance broker, satisfactory to Bank, with respect to Borrower’s insurance policies.
     (c) Copies of Notices and Reports. Borrower shall promptly deliver to Bank copies of each of the following: (a) all reports that Borrower transmits to its Security holders generally, (b) all documents that Borrower files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, and (c) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of Borrower.
     (d) Other Events. Borrower shall advise Bank promptly, in reasonable detail, in writing of:
     (i) Liens. Any Lien, other than a Permitted Lien, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline.
     (ii) Changes to Collateral. Any material change in the composition of the Collateral.
     (iii) Default; Material Adverse Effect. The occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect.
     (iv) Litigation, Etc. The existence, threat or commencement of any Litigation against Borrower, any ERISA Affiliate or any Plan or any allegation of criminal misconduct against Borrower that has had or could reasonably be expected to have a Material Adverse Effect.
     (e) Taxes. Borrower shall give Bank notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any officer of Borrower knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
     (f) Labor Matters. Borrower shall give Bank notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any officer of Borrower knows or has reason to know of it: (a) the commencement of any material labor dispute to which Borrower is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by Borrower of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, have a Material Adverse Effect).
     (g) ERISA Matters. Borrower shall give Bank (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.
     (h) Environmental Matters.
     (i) Borrower shall provide Bank notice of each of the following (which may be made by telephone if promptly confirmed by Borrower in writing) promptly after any officer or environmental risk manager (or equivalent designation) of Borrower who knows or has reason to know of it (and, upon the request of Bank, documents and information in connection therewith): (i) the receipt by Borrower of any notice of violation of or potential liability or similar notice under Environmental Law; (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law; or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount; (iii) the receipt by Borrower of notification that any property of Borrower is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities; and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of the Threshold Amount.
     (ii) Upon request of Bank, Borrower shall provide Bank (i) a copy of any order, notice, request or other information or communication received in connection with any Release, and (ii) a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to Bank pursuant to any Loan Document or as to any condition reasonably believed by Bank to result in material Environmental Liabilities in excess of the Threshold Amount.
     (i) Other Reports and Information. Borrower shall, upon request of Bank, furnish to Bank such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or the Collateral as Bank may reasonably request, all in reasonable detail.
     2. Amendment to June 2001 Promissory Note. Notwithstanding anything to the contrary contained in the June 2001 Note, the June 2001 Note shall be due and payable in sixty (60) monthly installments of $66,937.15 each commencing on July 30, 2006 and continuing thereafter on the same day of each and every calendar month with the final installment of all outstanding principal, plus accrued and unpaid interest being due and payable on June 29, 2011. The unpaid principal balance of the June 2001 Note shall bear interest at the Loan Interest Rate. The “Loan Interest Rate” shall be and mean the floating rate of interest per annum equal to Three Hundred Fifty (350) basis points (each basis point equaling one hundredth of one percent) in excess of the thirty (30) day London Interbank Based Offer Rate, as quoted in the Wall Street Journal, or such other reputable and nationally-recognized rate quoting service selected by Bank, in effect on each Payment Adjustment Date. The Loan is payable in full on June 29, 2011. The remainder of the June 2001 Note is amended mutatis mutandus.
     3. Amendment to August 2001 Promissory Note. Notwithstanding anything to the contrary contained in the August 2001 Note, the August 2001 Note shall be due and payable in sixty (60) monthly installments of $19,566.01 each commencing on July 30, 2006 and continuing thereafter on the same day of each and every calendar month with the final installment of all outstanding principal, plus accrued and unpaid interest being due and payable on June 29, 2011. The unpaid principal balance of the August 2001 Note shall bear interest at the Loan Interest Rate. The “Loan Interest Rate” shall be and mean the floating rate of interest per annum equal to Three Hundred Fifty (350) basis points (each basis point equaling one hundredth of one percent) in excess of the thirty (30) day London Interbank Based Offer Rate, as quoted in the Wall Street Journal, or such other reputable and nationally-recognized rate quoting service selected by Bank, in effect on each Payment Adjustment Date. The Loan is payable in full on June 29, 2011. The remainder of the August 2001 Note is amended mutatis mutandus.
     4. Acknowledgment of Note Balance. Borrower and Bank hereby acknowledge and agree that as of the date hereof, the outstanding principal balance of the June 2001 Note is $4,016,229.00 and the outstanding principal balance of the August 2001 Note is $1,173,960.60. The Bank acknowledges and agrees that there are no prepayment penalties associated with prepayment of the Notes.
     5. Consent. Borrower agrees and acknowledges that the Loan Agreement and each of the Loan Documents shall continue in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of the Bank created by or contained in the Loan Agreement, nor is

Borrower released from any covenant, warranty or obligation created by or contained therein as a result of this Amendment.
     6. Representations and Warranties. The Borrower hereby represents and warrants to the Bank that (a) this Amendment has been duly executed and delivered on behalf of Borrower, (b) this Amendment constitutes a valid and legally binding agreement enforceable against Borrower in accordance with its terms, (c) the representations and warranties contained in the Loan Agreement and the Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof except as heretofore otherwise disclosed in writing to the Bank (other than those of such representations and warranties which by their express terms speak to a date on or before the date hereof), (d) no Default exists under the Loan Agreement or any of the Loan Documents and (e) the execution, delivery and performance of this Amendment has been duly authorized by Borrower. Borrower will, upon request by the Bank, provide satisfactory evidence of these representations and warranties.
     7. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be construed as an original and which may be delivered in original or facsimile form, but all of which together shall constitute one and the same instrument.
     8. Conditions to Effectiveness. This Amendment shall be effective upon (i) due execution of this Amendment by all parties hereto and delivery of signed copies to the Bank, (ii) delivery to Bank of a certificate of an officer and of the secretary or an assistant secretary of the Borrower certifying, inter alia, true and complete copies of resolutions adopted by the Board of Directors of the Borrower (A) authorizing the execution, delivery and performance by the Borrower of this Amendment, and (B) authorizing officers of the of the Borrower to execute and deliver this Amendment a party and any related documents, including any agreement contemplated by this Amendment; and (iii) certificates from the Secretary of State for the State of Delaware certifying that Borrower is in good standing in the State of Delaware.
     9. Choice of Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT EXECUTED BY THE PARTIES UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES OF AMERICA AND ANY RULES, REGULATIONS OR ORDERS ISSUED OR PROMULGATED THEREUNDER APPLICABLE TO THE AFFAIRS AND TRANSACTIONS OF ANY BANK OTHERWISE PREEMPT TEXAS LAW, IN WHICH EVENT SUCH FEDERAL LAW SHALL CONTROL.
     10. Entire Agreement. THIS AMENDMENT AND THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER: HORIZON VESSELS, INC., a Delaware corporation
By:	/s/ William B. Gibbens, III
Name:	William B. Gibbens, III
Title:	Executive Vice President and General Counsel

BORROWER: HORIZON OFFSHORE, INC., a Delaware corporation
By:	/s/ William B. Gibbens, III
Name:	William B. Gibbens, III
Title:	Executive Vice President and General Counsel

BORROWER: HORIZON OFFSHORE CONTRACTORS, INC., a Delaware corporation
By:	/s/ William B. Gibbens, III
Name:	William B. Gibbens, III
Title:	Executive Vice President and General Counsel

BANK: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, successor-in-interest to SouthTrust Bank
By:	/s/ W. Jerome McDermott
Name:	W. Jerome McDermott
Title:	Duly Authorized Signatory

Annex “I”
Defined Terms
     As used in the this Loan Agreement, the following terms have the following meaning:
     “Affiliates” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that Bank shall not be an Affiliate of Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of 10% or more of the Voting Stock of such Person or (b) the power or direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or Borrower’s business.
     “Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a consolidated balance sheet of such Person, excluding interest capitalized during construction.
     “Capital Leases” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale and leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

     “Code” means the U.S. Internal Revenue Code of 1986 as amended.
     “Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
     “CIT Loan Agreement” means that certain loan agreement evidencing a loan up to the maximum principal amount of $80,000,000.00 made to Horizon Vessels, Inc. by The CIT Group/Equipment Financing, Inc., as agent for itself and the other lenders party thereto.
     “Current Assets” means the assets of the Horizon Offshore on a consolidated basis which would in accordance with GAAP be classified as current assets of a corporation conducting a business the same as or similar to the Borrower.
     “Current Liabilities” means indebtedness of the Horizon Offshore on a consolidated basis which would in accordance with GAAP be classified as current liabilities of a corporation conducting a business the same as or similar to the Horizon Offshore excluding (a) the principal amount outstanding under the Working Capital Loan, (b) the principal payment due hereunder on the Maturity Date and (c) other debt that is specifically subordinated to the Loan on terms reasonably acceptable to Bank.
     “Current Maturities of Long Term Debt” means for the Horizon Offshore and its Subsidiaries on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Total Funded Debt of the Horizon Offshore and its Subsidiaries, excluding (a) the principal amount due under the Working Capital Loan and the principal payment due hereunder on the Maturity Date and (b) mandatory principal prepayments required by Section 1.6(a) of the CIT Loan Agreement.
     “Current Ratio” means the ratio of Current Assets to Current Liabilities.
     “Debt Ratio” means the ratio of Total Funded Debt to the sum of Total Funded Debt plus the Horizon Offshore’s stockholder’s equity.
     “Default” means any Event of Default or any event that, with the passage of time or notice or both, would become an Event of Default.
     “EBITDA” means, for any period, the Net Income (Loss) of Horizon Offshore and its Subsidiaries on a consolidated basis for such period, plus interest expense, income tax expense, amortization expense (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP), depreciation expense and extraordinary losses and minus extraordinary gains, in each case, of Horizon Offshore and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP to the extent included in the determination of such Net Income (Loss).
     “Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
     “Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against Borrower as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based on contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release an resulting from the ownership, lease, sublease or other operation or occupation of property by Borrower, whether on, prior or after the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means, collectively, the Borrower, and any Person under common control, or treated as a single employer, with Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
     “Financial Statements” means each financial statement delivered pursuant to Section 8(a), (b) or (c).
     “Fiscal Month” means any of the monthly accounting periods of Borrower.
     “Fiscal Quarter” means each three month fiscal period ending on March 31, June 30, September 30 or December 31.
     “Fiscal Year” means the twelve month period of Borrower ending on December 31.

     “Fixed Charge Coverage Ratio” means, for the Horizon Offshore and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of any Fiscal Quarter of the Horizon Offshore: (a) EBITDA for the four (4) Fiscal Quarters then ended divided by (b) the sum of (i) Current Maturities of Long Term Debt as of the last day of such Fiscal Quarter, plus (ii) Cash Interest paid during the four (4) Fiscal Quarters then ended, plus (iii) Tax Expense for the four (4) Fiscal Quarters then ended.
     “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.
     “Governmental Authorities” or “Governmental Agencies” means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over the Borrower, or its Subsidiaries or their properties (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.
     “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor” ), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.
     “Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
     “Horizon Offshore” means Horizon Offshore, Inc., a Delaware corporation.
     “Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business and not paid within 120 days of date of invoice, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof), valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any hedging or similar agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.
     “IRS” means the Internal Revenue Service of the United States, and any successors thereto.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

     “Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.
     “Material Adverse Effect” means any fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition (a) has a material adverse effect on the business, assets, operations or condition (financial or otherwise), of Horizon Offshore on a consolidated basis, (b) materially impairs the ability of Horizon Offshore, on a consolidated basis, to pay and perform its obligations under the Loan Documents to which it is a party, (c) materially impairs the ability of Bank to enforce its rights and remedies under any Loan Document or (d) has any material adverse effect on the Collateral, the Liens of Bank in such Collateral or the priority of such Liens.
     “Maturity Date” means June 29, 2011.
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Net Income (Loss)” means with respect to any Person and for any period, the aggregate net income (or loss) after taxes of such Person for such period, determined in accordance with GAAP.
     “Obligations” means, with respect to Borrower, all amounts, obligations, liabilities, covenants and duties of every type and description owing by Borrower to Bank, any other Indemnitee and any Affiliate of any of them arising out of, under, or in connection with, any Loan Document or any other agreement between Borrower and Bank, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) the Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to Borrower under any Loan Document.
     “PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.
     “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or biding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Permitted Liens” means the following liens:

     (i) liens for Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrower;
     (ii) liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrower;
     (iii) maritime liens;
     (A) arising in the ordinary course of business by operation of law that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Bank; or
     (B) arising in connection with salvage and general average; or
     (C) arising in connection with crew wages claimed by not paid;
     (iv) liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrower;
     (v) judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;
     (vi) liens required by the terms of the Loan Agreement; and
     (vii) purchase money security interests in connection with Capital Expenditures permitted by Section 6(o).
     “Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
     “Projections” means as of any date the consolidated balance sheet, statements of income and cash flow for Horizon Offshore and its Subsidiaries (including forecasted Capital Expenditures) (a) by month for the next Fiscal Year, and (b) by year for the following three Fiscal Years, in each case prepared in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan.
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or an of its Affiliates.
     “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directive, requirements of requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means the President, the Vice President, the Chief Financial Officer of Horizon Offshore or such other officer as Bank may approve.
     “Restricted Payment” means: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s Stock; (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower in violation of any subordination or other agreement made in favor of Bank (provided that conversion or exchange of subordinated indebtedness into or for Stock of Horizon Offshore is expressly permitted); (c) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than (i) that arising under the Loan Agreement or (ii) interest and principal, when due without acceleration or modification of the amortization as in effect on June 30, 2006, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the relevant subordination agreement made in favor of Bank) permitted under Section 6(a); or (d) any payment, loan, contribution, or other transfer of funds or other property to any holder of Stock of such Person which is not expressly and specifically permitted in the Loan Agreement; provided, that no payment to Bank shall constitute a Restricted Payment.
     “Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

     “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than a individual), whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
     “Tangible Net Worth” means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder’s equity on a consolidated balance sheet of the Horizon Offshore and its Subsidiaries; including, without limitation, adjustments for the addition of paid-in-kind interest, discounts and warrant amoritization on subordinated debt; provided, however, there shall be excluded from Tangible Net Worth (a) any amount at which shares of capital stock of the Horizon Offshore or any of its Subsidiaries appear as an asset on the Horizon Offshore’s or Subsidiary’s balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price and for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names and copyrights, (d) loans and advances to any stockholder, director, officer or employee of the Horizon Offshore or any of its subsidiaries or any Affiliate thereof and (e) all other assets which are properly classified as intangible assets.
     “Taxes” means taxes, levies, imposts, deductions, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Net Income of Bank.
     “Tax Affiliate” means, (a) Borrower and its Subsidiaries and (b) any Affiliate of Borrower with which Borrower files or is eligible to file consolidated, combined or unitary tax returns.
     “Tax Expense” means, for any period respecting the Horizon Offshore and its Subsidiaries on a consolidated basis, the sum of all income tax expense for such period determined in accordance with GAAP applied consistently.
     “Threshold Amount” means $250,000; provided, however, that a claim asserted against a Borrower which is covered by valid and collectible insurance (subject to any applicable deductibles) and for which no defense to coverage has been asserted or is expected to be asserted and is within the coverage limits of such coverage, shall not be included in the Threshold Amount event if in excess of $250,000.
     “Total Funded Debt” means, as of any date of determination, without duplication, the sum of (a) all principal indebtedness of the Horizon Offshore and its Subsidiaries for borrowed money on that date (other than intercompany indebtedness), plus (b) the aggregate amount of all monetary obligations of the Horizon Offshore and is Subsidiaries under any and all Capital Leases on such date.
     “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).
     “Working Capital” means the excess of Current Assets over Current Liabilities.

Exhibit “C”
FORM OF CERTIFICATE OF COMPLIANCE
[HORIZON OFFSHORE, INC., LETTERHEAD]
[Date]
General Electric Capital Corporation
To: Account Manager
     This is to certify that in accordance with Section 8 of the Third Amendment to Amended and Restated Loan Agreement dated as of June 29, 2006 (the “Agreement”; capitalized terms are used herein as defined in the Agreement) that the attached Financial Statements attached hereto are complete and true and have been prepared in conformance with GAAP (other than, in the case of monthly or quarterly statements, the absence of footnotes and other year end audit adjustments). In addition, there are not Defaults or Events of Default continuing as of such date.
     Also attached are the covenant calculations used in determining compliance with the financial covenants contained in Section 8 of the Agreement. [FOR USE ONLY IN CONNECTION WITH QUARTERLY AND ANNUAL FINANCIAL STATEMENTS]

Very truly yours,

Name:
Its: